Exhibit 99.3

September 18, 2024

Dear Shareholders,

I am pleased to announce that Playtika has entered into a definitive agreement to acquire SuperPlay, a rapidly growing mobile gaming company known for its innovative and engaging titles, Dice Dreams and Domino Dreams, which are both Top 100 U.S. games1.

Strategic Alignment and Growth Opportunities

This proposed acquisition strongly aligns with our strategic vision of acquiring best-in-class mobile gaming companies with potential for category leading franchises. SuperPlay is a company that very closely resembles our own business, both in terms of their relentless pursuit of delivering a premier mobile gaming experience and cultivating a base of loyal users who will come back to the game time and time again.

SuperPlay has two franchises with meaningful revenue scale, demonstrating strong financial performance that will contribute significantly to our top-line, and help further strengthen and diversify our portfolio of games while our business returns to revenue growth. Notably, the co-founders Gilad Almog and Eyal Netzer, have successfully launched and scaled two new games during a challenging period in the mobile gaming industry, and their success amidst industrywide difficulties highlights their exceptional capabilities and aligns with our commitment to innovation and growth.

By integrating SuperPlay’s games into our portfolio, we anticipate not only diversifying our game offerings but also capturing a larger share of the market. The team’s proven ability to navigate and thrive in a complex environment strengthens our confidence in the growth prospects of this acquisition.

Expanding Our Portfolio with Proven and Upcoming Titles

SuperPlay brings with it two successful games:

•

Dice Dreams: third largest game in the fast-growing Coin-Looter category. The team achieved $100M in run-rate revenue in less than three years[2]. Further strengthens our position in this highly attractive genre.

•	Domino Dreams: the number one game in the Board category. Achieved $100M of run-rate revenue in less than two years[2]. Expands our mobile game portfolio into a new genre of games.

[1]

Source: Sensor Tower. “US Top 100 Games List” refers to the Top 100 mobile games by net revenue (US, iOS and Android, across all devices) for the month of August 2024 (US, iOS) where Dice Dreams and Domino Dreams ranked #24 and #90, respectively.

[2]

Dice Dreams launched in March 2020 and achieved $100MM+ annualized run-rate revenues (monthly revenue multiplied by 12 months) in January 2023. Domino Dreams launched in January 2023 and achieved it in August 2024. In the month of August 2024, Dice Dreams was ranked #3 worldwide in the Coin Looters category and Domino Dreams ranked #1 worldwide in the Board category based on Sensor Tower data. Coin Looters and Board represent sub-genres that Sensor Tower categorizes the two titles in, respectively. Ranking is based on net revenues (generated worldwide) for the month of August 2024 across both iOS and Android App Stores and on all devices.

These titles are expected to significantly expand our user base, adding approximately 1.7 million daily active users, and further strengthening our community of players. In addition, the team at SuperPlay has two more exciting titles in the development pipeline, which we believe have significant potential to resonate with our audience and drive future success.

Talent Retention and Mutual Success

We have structured this deal with an earnout arrangement that ensures mutual success and aligns the interests of both companies. This structure not only incentivizes continued strong revenue performance, but also aligns with Adjusted EBITDA targets that increase over time. In addition, the earn-out and retention bonus pool aid in the retention of incredibly talented members joining our team. We believe that retaining their expertise and creative vision is crucial for the ongoing success of both existing and upcoming titles. Gilad and Eyal will continue to lead SuperPlay as its own studio within Playtika.

Financial Impact and Monetization Opportunities

We anticipate that our acquisition of SuperPlay will contribute meaningfully to our revenue growth in the coming years as we invest in growth and drive increasing margins at SuperPlay in 2026 and beyond. We have a track record of acquiring and growing studios, nine out of our top eleven existing games have come via acquisition, and I’m delighted to add two more games to our industry leading portfolio. We see significant opportunities to enhance revenues across these titles. We are confident in replicating our past success.

Cultural Synergies

Founded by former employees of Playtika, SuperPlay shares our core values and vision, ensuring a strong cultural fit. Both companies are headquartered in Israel, which we believe will facilitate a seamless integration process.

Commitment to Shareholder Value

The acquisition of SuperPlay reflects our ongoing commitment to delivering long-term value to our shareholders. By investing in strategic growth opportunities and continuing to expand our portfolio with high quality games, we are positioning Playtika for sustained success in the evolving mobile gaming industry. Furthermore, we remain committed to our capital return strategy.

Looking Ahead

We remain optimistic about the enhanced prospects for our combined portfolio and the growth opportunities that lie ahead. The addition of SuperPlay’s proven and upcoming titles is expected to have a material positive impact on our growth outlook, helping us return to a trajectory of revenue growth.

We are committed to keeping you informed about the progress of this acquisition and its impact on our business. Further details will be shared in our conference call tomorrow morning.

Thank you for your continued support and confidence in Playtika.

Sincerely,

Robert Antokol

Chief Executive Officer and Chairperson of the Board